CONSENT OF PETROLEUM ENGINEERING CONSULTANT



I consent to the use of my report respecting the estimated oil reserve information as of December 31, 1997, for the Montana and Nevada producing properties of FX Energy, Inc. (the "Company"), and the discussion of such report as contained in the Company's annual report on Form 10-KSB of FX Energy, Inc. for the year ended December 31, 1997. I also consent to the incorporation by reference of such report as it is referred to in the Company's annual report into the Registration Statements on Form S-3, SEC File Nos. 333-08557, 333-16439, and 333-26619 and the Registration Statements on Form S-8, SEC File Nos. 333-12385 and 333-11417.





/s/ Larry D. Krause
Billings, Montana
March 16, 1998